Exhibit 10.1

AMENDMENT NO. 3 TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 3 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of September 29, 2006 is executed with reference to the Third Amended and Restated Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of April 25, 2006, among Harrah’s Operating Company, Inc., a Delaware corporation (the “Company”), Harrah’s Entertainment, Inc., a Delaware corporation (the “Parent”), the Lenders referred to therein, and Bank of America, N.A., as Administrative Agent.  Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Credit Agreement.

RECITALS

A.            The credit facilities provided by the Lenders under the Credit Agreement have heretofore consisted of Aggregate Commitments in the principal amount of US$4,000,000,000.

B.            Pursuant to Section 2.6 of the Credit Agreement, the Company has requested an increase in the credit facilities under the Credit Agreement by means of  US$1,000,000,000 in additional Commitments contemplated herein (the “Additional Commitments”).  The Additional Commitments consist entirely of revolving commitments.

C.            The Company has also requested that the Lenders establish a sublimit for the making of Loans under the Credit Agreement denominated in Euros and Sterling in an amount which does not exceed US$1,000,000,000 at any time.  It is anticipated that each of the Lenders will ratably participate in Euro and Sterling Loans made pursuant to this sublimit, other than Lenders submitting an Alternative Currency Opt-Out Designation (as described below).

D.            Banc of America Securities LLC and Wells Fargo Bank, N.A. have served as Joint Lead Arrangers and Joint Book Managers for the additional credit facilities contemplated by this Amendment.

E.             Certain of the Lenders already party to the Credit Agreement which are designated as the “Increasing Lenders” on Schedule 1 hereto have agreed to extend Additional Commitments under the Credit Agreement.

F.             The Company has also requested certain amendments to the maximum permitted Total Debt Ratio and to the definition of EBITDA set forth in the Credit Agreement.

G.            The Company, Parent and the Administrative Agent, acting with the written consent of the Requisite Lenders pursuant to Section 11.2 of the Credit Agreement, have agreed to amend the Credit Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Defined Terms.   Section 1.1 of the Credit Agreement is hereby amended to add the following additional defined terms thereto (or, in the case of any such term already defined therein, so that such defined term reads in full as follows with the amended text shown in bold and italics for the convenience of the reader):

“Alternative Currency” means either Euro or Sterling, as applicable.

“Alternative Currency Advances” means Advances made pursuant to Section 2.1A in either Alternative Currency by each Lender which is not an Alternative Currency Opt-Out Lender.

“Alternative Currency Loan” means the group of loans that are comprised of Committed Advances denominated in either Alternative Currency.

“Alternative Currency Opt-Out Designation” means an Alternative Currency Opt-Out Designation submitted by a Lender, substantially in the form of Exhibit J.

“Alternative Currency Opt-Out Lender” means, as of each date of determination, a Lender as to which an Alternative Currency Opt-Out Designation is then effective.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and the Alternative Currency equivalent of US$1,000,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Designated Eurodollar Market” means, with respect to any Eurodollar Rate Loan:

(a)                                  the London Eurodollar Market; or

(b)                                 if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market; or

(c)                                  if prime banks in the Cayman Islands Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the Cayman Islands Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the Cayman Islands Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of Borrowers and the Requisite Lenders; or

(d)                                 in the case of Alternative Currency Loans, the prime banks in London or other applicable offshore interbank market for such currency.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or any L/C Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or L/C Alternative Currency.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Base Rate” means, for such Interest Period:

(a)                                  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Business Day” means any Business Day on which dealings in Dollar deposits, or the relevant Alternative Currency, are conducted by and among banks in the Designated Eurodollar Market.

“Eurodollar Rate Advance” and “Eurodollar Rate Loan” mean, respectively, a Committed Advance or a Committed Loan made hereunder that bears interest at the Eurodollar Rate.  All Alternative Currency Loans must be Eurodollar Rate Loans.

“Facility Office” means (a) the United States office or offices of that Lender, or (b) if identified by that Lender, such other office or offices notified by a Lender to the Administrative Agent in writing as the office or offices through which it will perform its obligations under this Agreement.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.2.

“Participating Member State” means each state so described in any EMU Legislation.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency, and (iii) such additional dates as the Administrative Agent shall determine or the Requisite Lenders shall require (or that the Company may request); and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), and (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv), such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Requisite Lenders shall require (or that the Company may request).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

2.             Amendment to Section 1.9 (Exchange Rates).   Section 1.9 of the Credit Agreement is hereby amended in its entirety to read as follows (with the added text shown in bold and italics for the convenience of the reader):

“1.9         Exchange Rates.  The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies or L/C Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent.”

3.             Alternative Currency Loans.    The Credit Agreement is amended to add a new Section 2.1A, to add a subline in the amount of US$1,000,000,000 for the making of Alternative Currency Advances as set forth below, provided that notwithstanding anything contained in this Amendment or the Credit Agreement to the contrary, it is expressly agreed that no Lender shall be required to make any Committed Advance (whether in Dollars or any Alternative Currency), and no Letter of Credit or Swing Line shall be made or issued, which would result in the Dollar Equivalent of that Lender’s exposure in respect of the Total Outstandings being in excess of that Lender’s Commitment:

“2.1A Alternative Currency Subline.

(a)           The Lenders hereby severally agree to make Alternative Currency Advances in such amounts as any Borrower may request provided that giving effect to such Committed Advances, the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, provided that (i) no Lender which is an Alternative Currency Opt Out Lender shall participate in Alternative Currency Advances, and (ii) no Alternative Currency Advances may be made prior to October 1, 2006.   Each Alternative Currency Advance shall be deemed to be a Committed Advance.  If on the date any Alternative Currency Advance is to be made, any Lender is an Alternative Currency Opt-Out Lender, then the remaining Lenders shall, subject to the conditions set forth herein, make the entire amount of the requested Alternative Currency Advance (and, for this purpose, their respective percentages of the Aggregate Commitments shall be adjusted to eliminate the Alternative Currency Opt-Out Lenders).

(b)           In addition to the conditions set forth in Sections 2.1, 2.2 and 2.3, each Alternative Currency Loan shall be made pursuant to a Request for Loan, which shall indicate the Alternative Currency in which such Alternative Currency Loan shall be denominated.  All such Requests for Loans shall be received by the Administrative Agent, at Administrative Agent’s Office, not later than 10:00 a.m. Las Vegas local time at least four Eurodollar Business Days before the date of such Alternative Currency Loan.   Each Alternative Currency Loan must be in an amount which is not less than 3,000,000 of the currency units of the relevant Alternative Currency.

(c)           Each Lender which is from time to time legally prohibited from providing Advances to the Company in either of the Alternative Currencies, or which is operationally unable to provide Advances to the Company in either of the Alternative Currencies, shall deliver to the Administrative Agent an Alternative Currency Opt-Out Designation.  Each Alternative Currency Opt-Out Designation shall become effective five Business Days following its delivery to the Administrative Agent, and the Lender providing the same shall thereupon be designated as an Alternative Currency Opt-Out Lender and will not participate in any Alternative Currency Advances.   Each Alternative Currency Opt-Out Lender shall promptly terminate its Alternative Currency Opt-Out Designation should the facts underlying its delivery change.

(d)           The Lenders acknowledge that the Alternative Currency Opt-Out Lenders will not participate in the making of the Alternative Currency Advances, that interest payments in respect of the Alternative Currency Advances shall be solely for the account of the Lenders participating in such Advances, and that, except as set forth in clause (e) below, payments made in the Alternative Currencies shall be applied ratably to the payment of principal and interest in respect of the Alternative Currency Advances made in the relevant currency (and that, for this purpose, payments in respect of the Advances shall not be ratable in respect of the Lenders).

(e)           During the existence of a Default or Event of Default, the Requisite Lenders may require that any or all of the then outstanding Alternative Currency Loans denominated in an Alternative Currency be prepaid.  If any Event of Default is asserted in writing by the Administrative Agent or by the Requisite Lenders, then any payments received by the Administrative Agent (whether in Dollars or Alternative Currencies) shall be applied ratably to all of the outstanding Advances (regardless of the currency in which such Advances are outstanding).

(f)            The Alternative Currency Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section 2.1A(f):

(i)            any partial prepayment shall be in an amount which is not less than 3,000,000 units of the applicable Alternative Currency (or any lesser outstanding amount);

(ii)           the Administrative Agent shall have received written notice of any prepayment, by 10:00 a.m. Las Vegas local time, three Eurodollar Business Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Alternative Currency Loan(s) being prepaid;

(iii)          each prepayment of principal shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid; and

(iv)          any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.8(d).

(g)           If the Administrative Agent notifies the Borrowers at any time that, by reason of any fluctuation in the values of Alternative Currencies versus the Dollar:

(i)  the aggregate Outstanding Amount of the Committed Loans denominated in Alternative Currencies as any Revaluation Date, if converted to their Dollar Equivalent, exceeds the Alternative Currency Sublimit then, within four Eurodollar Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Alternative Currency Sublimit; or

(ii)  the aggregate Outstanding Amount of the Committed Loans (including the Outstanding Amount of the Committed Loans denominated in Alternative Currencies converted to their Dollar Equivalent) exceeds the Aggregate Commitments then, within two Eurodollar Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount, as of such date of payment, to an amount not in excess of the Aggregate Commitments.

(h)           Interest with respect to all Alternative Currency Loans shall be paid in the same manner as Committed Loans as provided for in this Agreement, provided that, except as otherwise provided in Sections 3.1(d) and 3.9 of this Agreement, in the case of any Alternative Currency Loan of any Lender which is lent from a Facility Office in the United Kingdom or a Participating Member State, such Alternative Currency Loans shall bear interest at a rate per annum equal to the Eurodollar Rate for that Alternative Currency Loan plus the Eurodollar Margin plus the Mandatory Cost.  With respect to Section 3.9 of this Agreement, the Mandatory Cost shall be added to the interest rate set forth therein with respect to any Alternative Currency Loans.

(i)            Interest and fees with respect to Alternative Currency Loans shall be computed in a manner which is consistent with the basis upon which rates are quoted for the relevant Alternative Currency Loans by the Administrative Agent (i.e., where the underlying quotation assumes a year of 360 days and the actual number of days elapsed, interest shall be charged in a manner consistent with such quotation).  It is anticipated that the Administrative Agent will ordinarily provide rate quotations in respect of Alternative Currency Loans based on a year of 360 days and the actual number of days elapsed, but the Administrative Agent may provide rates quoted on other bases (and shall charge interest consistently therewith), to the extent that rates would otherwise be unavailable or impractical in the relevant Alternative Currency, in each case by notice to the Company and each affected Lender.

(j)            Payments generally shall be made in the same manner as Committed Loans as provided for in this Agreement, provided that, except as otherwise expressly provided in this Agreement, and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder with respect to principal and interest on Alternative Currency Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the same Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  All payments due under this Agreement will made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.”

4.             Special Conditions to Any Alternative Currency Advance.  In addition to the conditions set forth in Section 8.2 of the Credit Agreement, the obligation of each Lender to make any Committed Advance denominated in an Alternative Currency shall be subject to the condition that there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Requisite Lenders would make it impracticable for such Committed Advance to be denominated in the relevant Alternative Currency.

5.             Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under the Credit Agreement or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Eurodollar Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders under the Credit Agreement or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Eurodollar Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

6.             Addition of Exhibit J (Alternative Currency Opt-Out Designation) and Schedule 1.2 (Mandatory Costs).   The Credit Agreement is hereby amended to add thereto:

(a)          Exhibit A to this Amendment (the form of Alternative Currency Opt-Out Designation) as Exhibit J thereto; and

(b)         Exhibit B to this Amendment (Mandatory Costs) as Schedule 1.2 thereto.

7.             Increase to the Aggregate Commitments.  Subject to the terms and conditions set forth in this Amendment, the Aggregate Commitments are hereby increased from US$4,000,000,000 to US$5,000,000,000.  Each Increasing Lender severally agrees to assume the Additional Commitments set forth on Schedule 1.  The Company and the Administrative Agent hereby accept the Additional Commitments of the Increasing Lenders.

8.             Parent’s Reaffirmation of the Guarantied Obligations.  Parent hereby confirms that the Obligations guaranteed by Parent under the Parent Guaranty shall include the Aggregate Commitments (as increased hereby).

9.             Assumption by Increasing Lenders.  By signing this Amendment, each of the Increasing Lenders agrees that, concurrently with the effectiveness of this Amendment, it shall increase its Commitment under the Credit Agreement in the amount set forth opposite such Increasing Lender’s name on Schedule 1.

10.           Representations and Warranties of Parent and the Company.  Parent and the Company each hereby represents and warrants to the Administrative Agent and the Lenders that (a) no Default or Event of Default has occurred and remains continuing as of the date hereof, and (b) each of the representations and warranties of and Parent and the Company set forth in the Credit Agreement is true and correct in all material respects as of the date hereof (other than those which relate by their terms solely to another date).

11.           Representations and Warranties of Increasing Lenders.  Each of the Increasing Lenders hereby represents and warrants to the Company and the Administrative Agent that it has duly authorized, executed and delivered this Amendment and it is legally entitled to enter into the transactions contemplated herein.

12.           Amendment to EBITDA.  Section 1.1 of the Credit Agreement is hereby amended so that the definition of “EBITDA” reads in full as follows (with the added text shown in bold and italics for the convenience of the reader):

“EBITDA” means, for any period, the sum of (y) Net Income for such period plus (in each case to the extent related to Parent and the Restricted Subsidiaries and deducted in determining such Net Income):

(a)                                  income taxes;

(b)                                 Interest Expense;

(c)                                  depreciation and amortization;

(d)                                 minority interest;

(e)                                  extraordinary losses (or minus extraordinary gains);

(f)                                    Pre-Opening Expenses;

(g)                                 nonrecurring non-cash charges, and after deduction of any nonrecurring non-cash gains; and

(h)                                 any item of expense for equity-based compensation;

provided that, in calculating “EBITDA,” and to the extent otherwise included in Net Income for any portion of the relevant period:

(i)                                     the operating results of each New Project which commences operations and records not less than one full fiscal quarter’s operations during the relevant period shall be annualized on a straight line basis; and

(ii)                                  EBITDA shall be adjusted, on a pro forma basis, (A) to include the operating results of each Person or group of operating assets or property acquired by Parent and the Restricted Subsidiaries during the relevant period for a consideration which is in excess of $50,000,000, and (B) to exclude the operating results of each Person or group of operating assets (1) which are sold or otherwise disposed of by Parent and the Restricted Subsidiaries for a consideration in excess of $50,000,000, (2) whose operations are discontinued during the relevant period, or (3) which are owned by or contributed to an Unrestricted Subsidiary.

plus, without duplication, (z) Distributed Unrestricted EBITDA for that period.”

13.           Amendment to Section 6.5 (Total Debt Ratio).  Section 6.5 of the Credit Agreement is hereby amended in its entirety to read as follows (with the added text shown in bold and italics for the convenience of the reader):

6.5           Total Debt Ratio.  Permit the Total Debt Ratio as of the last day of any Fiscal Quarter to exceed (a) 5.00:1.00 for any Fiscal Quarter through and including the Fiscal Quarter ending December 31, 2007 or (b) 4.50:1.00 as of the last day of any subsequent Fiscal Quarter.

15.           Increasing Lenders.  Each Lender which signs this Amendment as an Increasing Lender confirms that it has approved the terms of this Amendment as a part of the Requisite Lenders.

16.           Conditions Precedent.  The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions:

(a)           Documentation.  Administrative Agent shall have received the following documents (in such number as Administrative Agent shall reasonably request), each in form and substance acceptable to Administrative Agent:

(1)           a fully executed original of this Amendment;

(2)           if requested by any Increasing Lender, an executed Committed Advance Note in favor of that Lender in the amount of its Commitment;

(3)           consents to the execution and delivery of this Amendment, substantially in the form of Exhibit C hereto, from those of the Lenders which, with the Increasing Lenders signing this Amendment, constitute the Requisite Lenders (as determined prior to the effectiveness of this Amendment);

(4)           a Certificate of a Responsible Official signed on Parent’s and the Company’s behalf by a Senior Officer certifying that (A) that attached thereto are the resolutions adopted by Parent and the Company approving or consenting to the increase in the Commitments, and (B) certifying that, before and after giving effect to such increase, (1)  each of the representations and warranties of Parent and the Company set forth in the Credit Agreement is true and correct as of the date hereof (other than those which relate by their terms solely to another date), and (2) no Default or Event of Default exists or would result from the increase to the Commitments; and

(5)           the favorable legal opinion of Latham & Watkins, LLP and internal counsel to the Company as to such matters as the Administrative Agent may request.

(b)           The Administrative Agent shall have received, for the account of each of the Increasing Lenders, a fee of 15 basis points times the amount of the Additional Commitments assumed by the Increasing Lenders pursuant to this Amendment;

(c)           The Company shall have paid to the Administrative Agent for the account of the Lead Arrangers certain fees as set forth in a letter agreement with the Lead Arrangers; and

(d)           Such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

17.           Confirmation.  Parent and the Company each acknowledges that the terms and provisions of the Credit Agreement and each of the other Loan Documents remain in full force and effect.

18.           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California.

19.           Counterparts.  This Amendment may be executed in counterparts in accordance with Section 11.7 of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above by their duly authorized representatives.

HARRAH’S ENTERTAINMENT, INC.

By:
Jonathan S. Halkyard, Senior Vice President
Chief Financial Officer and Treasurer

HARRAH’S OPERATING COMPANY, INC.

By:
Jonathan S. Halkyard, Senior Vice President
Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title: